EXHIBIT 10.22

                       PIONEER NATURAL RESOURCES COMPANY
                               SEVERANCE AGREEMENT


     This Severance Agreement (this "Agreement") is entered into, effective August 8, 1997, between Pioneer Natural Resources Company, a Delaware corporation ("Parent"), and Larry N. Paulsen (the "Officer"). As used in this Agreement, the term "Company" shall be deemed to include Parent and its direct or indirect wholly-owned subsidiaries.

                                    Recitals

     A. Officer is currently serving as an officer of Parent. Parent and Officer desire to enter into an agreement governing certain matters relating to Officer's employment with the Company, including compensation arrangements and restrictions on Officer's use of Company information.

     B. Parent acknowledges that Officer is a significant employee of the Company, possessing skills and knowledge instrumental to the successful conduct of the Company's business. Parent is willing to enter into a severance arrangement with Officer in order to better ensure itself of the continued management services of Officer for itself and its subsidiaries and, in part, to induce Officer to continue to provide those services and subject himself to certain restrictions regarding the use of Company information.

     C. Officer is willing to subject himself to the restrictions mentioned above in part to induce Parent to enter into a compensation arrangement that provides for, among other things, the payment of certain benefits upon the termination of Officer's employment under certain circumstances.

     Now, therefore, for and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     1. Position and Duties. Officer shall serve Parent as Vice President, and, in so doing, shall report to Parent's Board of Directors (the "Board"), Parent's Chief Executive Officer (the "Chief Executive Officer") or such officers of Parent as is prescribed by Parent's bylaws, by resolutions of the Board or by direction of the Chief Executive Officer. Officer shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such position, and shall have such other or different powers and duties (including holding officer positions with one or more subsidiaries of Parent), as may from time to time be prescribed by the Board or the Chief Executive Officer, so long as such functions, powers and duties are reasonable and customary for a Vice President serving an enterprise comparable to Parent.

     2. Devotion of Efforts. So long as Officer is serving the Company in the capacities described in Section 1, he shall devote his full time, skill and attention and his best efforts during normal business hours to the business and affairs of the Company to the extent necessary to discharge faithfully and efficiently his duties and responsibilities described in Section 1, except for usual, ordinary and customary periods of vacation and absence due to illness or other disability or such periods of leave as are approved in writing by the Board or the Chief Executive Officer. The provisions of this Section shall not be construed to prevent Officer from making investments in other businesses or enterprises, so long as such investments do not violate the Company's conflict of interest policies or require the provision of services by Officer to such businesses or enterprises to an extent that would interfere in any material respect with the performance of Officer's duties and responsibilities to the Company.

     3.  Compensation.

         (a) Base Salary. As compensation for Officer's services, the Company shall pay Officer an annualized base salary of a specified amount per annum (the "Base Salary"). The Base Salary shall be payable in substantially equal semi-monthly installments. The Compensation Committee of the Board (the "Compensation Committee") may review the Base Salary periodically and may grant such increases, or effect such reductions, in the Base Salary as the Compensation Committee considers appropriate in accordance with such compensation guidelines and policies as it may establish from time to time. The Base Salary applicable from time to time for any period of Officer's employment with the Company, commencing on the effective date of this Agreement, shall be identified on Schedule A attached hereto, which shall be amended periodically to reflect any increases or reductions effected by the Compensation Committee.

         (b) Bonuses. Officer shall be entitled to receive (in addition to the Base Salary) such annual or other periodic bonus as the Compensation Committee may award in accordance with such compensation guidelines and policies as it may establish from time to time.

         (c) Other Benefits. Officer shall be entitled to participate in, or receive benefits under, any employee benefit plan or other arrangement made available now or in the future by the Company to the officers of Parent (a "Benefit Plan"), subject to the terms, conditions and overall administration of such Benefit Plan. Officer's participation in, or receipt of benefits under, any Benefit Plan shall be in addition to (and not in lieu of) the Base Salary.

         (d) Vacations and Holidays. Officer shall be entitled to the number of paid vacation days in each calendar year determined by Parent from time to time for its officers and shall be entitled to all paid holidays given by the Company to its employees in general.

     4. Relocation. Officer shall be required to perform his duties and responsibilities hereunder at Parent's offices located in Midland, Texas. If the Company requires Officer to perform his duties and responsibilities at any location that is more than 50 miles from the nearest border of Midland, Texas (a "New Location") and, within 30 days after receiving notice thereof, Officer accepts such relocation rather than terminating his employment with the Company pursuant to Section 5(a), the Company shall pay to Officer, or shall reimburse Officer for (upon submission of reasonably detailed evidence thereof), such sums as are provided for under the Relocation Policy for Exempt Employees as established by Parent.

     5.  Termination of Employment.

         (a) Right to Terminate. Officer's employment with the Company (including his officer position with Parent) shall be terminated upon the death, Disability (as defined in subsection (f)(3) of this Section) or Normal Retirement (as defined in subsection (f)(6) of this Section) of Officer. In addition, Officer's employment with the Company (including his officer position with Parent) may be terminated at any time and for any reason as a result of a dismissal or other action by the Company or as a result of a voluntary action by Officer. Any such termination of employment is referred to herein as a "Termination of Employment."

         (b) Notice of Termination.

             (1) Any Termination of Employment that is the result of Officer's Disability shall be communicated by the Company to Officer in a written notice thereof. Such notice shall state that, in the opinion of the Board, Officer is suffering from a Disability and such Disability is the reason for the Termination of Employment.

             (2) Any Termination of Employment that is the result of Officer's Normal Retirement shall be communicated by Officer to Parent by a written notice thereof. Such notice shall state that Officer is retiring and shall specify the date of such Termination of Employment, which shall be not less than 30 days following the date such notice is received by Parent.

             (3) Any Termination of Employment that is the result of a dismissal or other action by the Company (but is not the result of Officer's Disability) shall be communicated by the Company to Officer by a written notice thereof. Such notice shall state whether or not (in the Company's opinion) the Termination of Employment constitutes a Termination for Cause (as defined in subsection (f)(7) of this Section) and, if so, shall set forth in reasonable detail facts and circumstances constituting a basis for such Termination for Cause.

             (4) Any Termination of Employment that is the result of a voluntary action by Officer (but is not the result of Officer's Normal Retirement) shall be communicated by Officer to Parent by written notice thereof. Such notice shall state whether or not (in Officer's opinion) the Termination of Employment constitutes a Termination for Good Reason (as defined in subsection (0(8) of this Section) and, if so, shall set forth in reasonable detail the facts and circumstances claimed as the basis for such Termination for Good Reason. Such notice shall also specify the date of such Termination of Employment, which (if the Termination of Employment does not constitute a Termination for Good Reason) shall be not less than 30 days following the date such notice is received by Parent.

         (c) Date of Termination of Employment. For purposes of this Agreement, the date of a Termination of Employment shall be (1) if the Termination of Employment is the result of Officer's death, the date of such death, (2) if the Termination of Employment is the result of Officer's Disability, the date on which the notice described in subsection (b)(1) of this Section is received by Officer, (3) if the Termination of Employment is the result of Officer's Normal Retirement, the date specified in the notice described in subsection (b)(2) of this Section, (4) if the Termination of Employment is the result of a dismissal or other action by the Company (but is not the result of Officer's Disability), the date on which the notice described in subsection (b)(3) of this Section is received by the Officer, and (5) if the Termination of Employment is the result of a voluntary action by Officer (but is not the result of Officer's Normal Retirement), the date specified in the notice described in subsection (b)(4) of this Section.

         (d) Payments Due Upon Termination of Employment. The provisions of subsections (d)(1) and (d)(3) of this Section shall apply to any Termination of Employment, whether occurring prior to, at the time of or at any time following a Change in Control (as defined in subsection
(f)(2) of this Section); and the provisions of subsection (d)(2) of this Section shall apply only to any Termination of Employment prior to a Change in Control.

             (1) Death, Disability or Normal Retirement. If the
         Termination of Employment is the result of Officer's death, Disability or Normal Retirement, the Company shall pay the following amounts to Officer (or his estate or personal representative):

                       (A) The Base Salary (at the rate in effect on the date of
                  such Termination of Employment, as identified on Schedule A) through and including the date of such Termination of Employment, to the extent not already paid, which amount shall be paid in cash on the first normal semi-monthly Base Salary payment date immediately succeeding the date of such Termination of Employment;

                       (B) Any amounts arising from Officer's participation in,
                  or benefits under, any Benefit Plan through and including the date of such Termination of Employment, which amounts shall be payable in accordance with the terms and conditions of such Benefit Plan; and

                       (C) An amount equal to one full year's Base Salary (at
                  the rate in effect on the date of such Termination of Employment, as identified on Schedule A), which amount shall be paid in cash within 30 days following the date of such Termination of Employment.

             (2) Termination for Good Reason or Not for Cause. If the Termination of Employment (i) is the result of a dismissal or other action by the Company (but is not the result of Officer's Disability) and does not constitute a Termination for Cause or (ii) is the result of a voluntary action by Officer (but is not the result of Officer's Normal Retirement) and constitutes a Termination for Good Reason, the Company shall pay the following amounts, and provide the following benefits to Officer:

                       (A) The Base Salary (at the rate in effect on the date of
                  such Termination of Employment, as identified on Schedule A) through and including the date of such Termination of Employment, which amount shall be paid in cash on the date of such Termination of Employment;

                       (B) Any amount arising from Officer's participation in,
                  or benefits under, any Benefit Plan through and including the date of such Termination of Employment, which amounts shall be payable in accordance with the terms and conditions of such Benefit Plan;

                       (C) An amount equal to one full year's Base Salary (at
                  the rate in effect on the date of such Termination of Employment, as identified on Schedule A), which amount shall be paid in cash on the date of such Termination of Employment;

                       (D) For a period of one year following the date of such
                  Termination of Employment, a continuation of all health insurance coverage applicable at the time of such Termination of Employment to Officer and his immediate family under any Benefit Plan; and

                       (E) With respect to a Termination of Employment described
                  in Section 5(d)(2)(i), an amount equal to one-twelfth (1/12) of the Officer's Base Salary, which amount shall be paid in cash on the date of such Termination of Employment.

             (3) Termination for Cause or Not for Good Reason. If the Termination of Employment (i) is the result of a dismissal or other action by the Company (but is not the result of Officer's Disability) and constitutes a Terminaation for Cause or (ii) is the result of a voluntary action by Officer (but is not the result of Officer's Normal Retirement) and does not constitute a Termination for Good Reason, the Company shall pay the following amounts to Officer:

                       (A) The Base Salary (at the rate in effect on the date of
                  such Termination of Employment, as identified on Schedule A) through and including the date of such Termination of Employment, which amount shall be paid in cash on the first normal semi-monthly Base Salary payment date immediately succeeding the date of such Termination of Employment; and

                       (B) Any amounts arising from Officer's participation in,
                  or benefits under, any Benefit Plan through and including the date of such Termination of Employment, which amounts shall be payable in accordance with the terms and conditions of such Benefit Plan.

             (4) Payment Contingent on Release. If Officer's
         Termination of Employment is prior to a Change in Control (and only in that event), and Officer is otherwise entitled to the payment provided in subsection (d)(2) of this Section, then such payment shall be subject to, and contingent upon, Officer's execution of a General Release Agreement in favor of the Company in substantially the form and substance as the one attached hereto as Schedule B.

         (e) Additional Provisions Applicable Upon Termination of
Employment Concurrent with or Following Change in Control. The following provisions shall apply to any Termination of Employment occurring at the time of, or at any time within one year following, a Change in Control.

             (1) Termination for Good Reason or Not for Cause. If the Termination of Employment (i) is the result of a dismissal or other action by the Company (but is not the result of Officer's Disability) and does not constitute a Termination for Cause, or (ii) is the result of a voluntary action by Officer (but is not the result of Officer's Normal Retirement) and constitutes a Termination for Good Reason, the Company shall pay the following amounts, and provide the following benefits, to Officer:

                       (A) The Base Salary (at the rate in effect on the date of
                  such Termination of Employment, as identified on Schedule A) through and including the date of such Termination of Employment, which amount shall be paid in cash on the date of such Termination of Employment;

                       (B) A lump sum in cash equal to 2.99 times the sum of (i)
                  Officer's Base Salary (at the rate in effect on the date of such Termination of Employment, as identified on Schedule A), plus (ii) the greater of the then current year's targeted bonus or actual bonus award (if applicable) for Officer, which amount shall be paid in cash on the date of such Termination of Employment;

                       (C) Any amount arising from Officer's participation in,
                  or benefits under, any Benefit Plan through and including the date of such Termination of Employment, which amounts shall be payable in accordance with the terms and conditions of such Benefit Plan;

                       (D) For a period of one year following the date of such
                  Termination of Employment, a continuation of all health insurance coverage applicable at the time of such Termination of Employment to Officer and his immediate family under any Benefit Plan; and

                       (E) With respect to a Termination of Employment described
                  in Section 5(e)(1)(i), an amount equal to one-twelfth (1/12) of the Officer's Base Salary, which amount shall be paid in cash on the date of such Termination of Employment.

             (2) Voluntary Termination Not for Good Reason. If the
         Termination of Employment is the result of a voluntary action by Officer, does not constitute a Termination for Good Reason and either
         (A) occurs at least six months, but not more than one year, following a Change in Control or (B) occurs at the time of, or at any time within one year following, a Change in Control and following the Company's requiring the Officer to perform his duties and responsibilities hereunder at a New Location, which relocation is not accepted by Officer within 30 days after receiving notice thereof, then the Company shall pay to Officer all amounts that would be payable pursuant to subsection (d)(2) of this Section had such Termination of Employment occurred prior to the Change in Control and constituted a Termination for Good Reason.

             (3)  Excise Tax and Gross-Up Payment.

                       (A) If any portion of such compensation
                  constitutes a parachute payment (a "Payment") and is subject to the Excise Tax (hereinafter defined), then Company shall, in addition to providing such compensation, pay the Gross-Up Payment (hereinafter defined) to Officer in the manner described below. For purposes of this Agreement, (i) "Excise Tax" shall mean the tax imposed pursuant to section 4999 of the Code and any interest or penalties incurred by the Officer with respect to such Excise Tax, and (ii) "Gross-Up Payment" shall mean, with respect to any compensation provided to the Officer by Company (including without limitation the payments provided for under this Agreement and any payments to the Officer under any employee benefit plan, including without limitation the Company's Long-term Incentive Plan, or other arrangement) that is subject to the Excise Tax, an amount that, after reduction of the amount of such Gross-Up Payment for all federal, state, and local tax (including any interest or penalties imposed with respect to such taxes) to which the Gross-Up Payment is subject (including the Excise Tax to which the Gross-Up Payment is subject), is equal to the amount of the Excise Tax to which such compensation is subject. For purposes of determining the amount of any Gross-Up Payment, Officer shall be deemed to pay federal income taxes at the highest marginal rate of taxation and state and local taxes, if applicable, at the highest marginal rate of taxation in the state and locality of residence of the Officer on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes, if any.

                       (B) Subject to the provisions of subsection  5(e)(3)(C),
                  all determinations required to be made under this subsection 5(e)(3), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which performed the audit of the Company for the year preceding the year in which the Change in Control occurred (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Officer within 15 business days of the receipt of notice from the Officer that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Officer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this subsection 5(e)(3), shall be paid by the Company to the Officer within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Officer, it shall furnish the Officer with a written opinion that failure to report the Excise Tax on the Officer's applicable federal income or excise tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Officer.

                       (C) The Officer  shall notify the Company in writing of
                  any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given no later than ten business days after the Officer is informed in writing of such claim. The Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Officer in writing prior to the expiration of such period that it desires to contest such claim, (i) the Officer shall accept legal representation with respect to such claim by an attorney reasonably selected by the Company, (ii) cooperate with the Company in good faith in order to effectively contest such claim, and (iii) permit the Company to participate in any proceedings relating to such claim; provided, however, the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Officer harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest to the extent relating to issues impacting whether a Gross-Up Payment is payable hereunder. The Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority in connection with such contest.

                       (D) If any such claim  referred to in  subsection
                  5(e)(3)(C) is made by the Internal Revenue Service and the Company does not request the Officer to contest the claim within the 30-day period following notice of the claim, the Company shall pay to the Officer the amount of any Gross-Up Payment owed to the Officer, but not previously paid pursuant to subsection 5(e)(3)(B), immediately upon the expiration of such 30-day period. If any such claim is made by the Internal Revenue Service and the Company requests the Officer to contest such claim, the Company shall pay to the Officer the amount of any Gross-Up Payment owed to the Officer, but not previously paid under the provisions of subsection 5(e)(3)(B), within five days of a Final Determination of the liability of the Officer for such Excise Tax. For purposes of this Agreement, a "Final Determination" shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, i.e., all allowable appeals have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or
                  (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

             (4) Letter of Credit. Following a Change in Control, Parent (within 10 days following receipt of Officer's written request therefor), at its sole cost and expense, shall post an irrevocable letter of credit with a banking institution reasonably acceptable to Officer in an amount equal to the maximum amount of the aggregate cash payments that would be made to Officer pursuant to the provisions of paragraph (1) of this subsection if the provisions of paragraph (1) of this subsection were to become applicable. Such letter of credit shall contain provisions making the funds available thereunder to Officer by Officer's drafts drawn at sight at any time and from time to time. Such provisions shall permit Officer to present drafts (including drafts for partial draws) drawn at sight by presentation by Officer to the applicable banking institution of a written statement to the effect that the Company is in default on a payment to be made to Officer pursuant to the terms of this Agreement (setting forth the amount of such payment in default) and that Officer is not in default under, and has not breached the terms of, this Agreement. Parent shall continue to keep such letter of credit in place until the expiration of at least 60 days following the date of a Termination of Employment occurring after the Change in Control.

             (5) Retirement Benefits Funded. Upon a Change in Control, any accrued but unfunded retirement benefit obligations to Officer under any then existing retirement plan shall be fully funded to a Rabbi Trust for the benefit of such Officer, which amount shall be paid in cash on the date of such Change in Control.

         (f) Certain Definitions. As used in the Section and elsewhere in this Agreement, the following terms shall have the respective meanings indicated:

             (1) "Across-the-Board Salary Reduction" shall mean a reduction in the Base Salary that is a part of, and is at a rate consistent with, a reduction in the base salaries paid to substantially all officers of Parent.

             (2) "Change in Control" shall mean the occurrence of any of the following events:

                       (A) The  acquisition  by any  individual, entity or group
                  (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of Parent (the "Outstanding Parent Common Stock") or (y) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities"); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Parent, (ii) any acquisition by Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any corporation controlled by Parent or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (C) below; or

                       (B) Members of the Incumbent Board cease for any reason
                  to constitute at least a majority of the Board; or

                       (C) Consummation of a  reorganization,  merger or
                  consolidation or sale or other disposition of all or substantially all of the assets of Parent or an acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Parent or all or substantially all of Parent's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of Parent or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership results solely from ownership of Parent that existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                       (D) Approval by the shareholders of Parent of a complete
                  liquidation or dissolution of Parent; or

                       (E) Consummation of a Business Combination not otherwise
                  constituting a Change of Control but, pursuant to which the Person serving as Chief Executive Officer at the time of the execution of the initial agreement is removed from, or replaced in, such capacity with respect to the corporation resulting from such Business Combination.

             (3) "Disability" shall mean Officer's physical or mental impairment or incapacity of sufficient severity that, in the opinion of the Board, either (A) Officer is unable to continue to perform his duties and responsibilities hereunder or (B) Officer's condition entitles him to disability benefits under any Benefit Plan providing for the payment thereof.

             (4) "Excessive Salary Reduction" shall mean (A) a reduction in the Base Salary that is not an Across-the-Board Salary Reduction (as defined in paragraph (1) of this subsection) and that, when combined with the net effect of all prior increases and reductions in the Base Salary (other than prior reductions that were Across-the-Board Salary Reductions), results in the Base Salary being less than 80% of the highest Base Salary to which Officer has ever been subject pursuant to this Agreement (as identified on Schedule A) or (B) a reduction in the Base Salary (whether or nor an Across-the-Board Salary Reduction) that, when combined with the net effect of all prior increases and reductions in the Base Salary (whether or not Across-the-Board Salary Reductions), results in the Base Salary being less than 65% of the highest Base Salary to which Officer has ever been subject pursuant to this Agreement (as identified on Schedule A).

             (5) "Incumbent Board' means the individuals who, as of the date of this Agreement, constitute the Board and any other individual who becomes a director of Parent after that date and whose election or nomination for election by Parent's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

             (6) "Normal Retirement' shall have the meaning given to such term in Section 1.27 of the Long-term Incentive Plan.

             (7) "Termination for Cause" shall mean a Termination of Employment as a result of a dismissal or other action by the Company following (A) Officer's continued failure to substantially perform his duties and responsibilities as described in Section 1 (other than any such failure resulting from Officer's physical or mental impairment or incapacity) after written demand for substantial performance is delivered by the Board or the Chief Executive Officer specifically identifying the manner in which the Board or the Chief Executive Officer, as the case may be, believes Officer has not substantially performed such duties and responsibilities, (B) Officer's engaging in misconduct that is materially injurious to the Company, monetarily or otherwise, or (C) a material violation by Officer of the provisions of Section 6. For purposes of clause (B) of this paragraph, an act, or failure to act, on Officer's part shall be considered "misconduct" if done, or omitted, by Officer not in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.

             (8) "Termination for Good Reason" shall mean a Termination of Employment as a result of voluntary action by Officer within 30 days after receiving notice of (A) the demotion of the Officer to an officer position junior to the officer position specified in Section 1 or to a non-officer position, (B) an Excessive Salary Reduction (as defined in paragraph (4) of this subsection), or (C) the failure by Parent to obtain the assumption agreement described in Section 7(f) on or prior to a succession described in Section 7(f).

     6.  Nonpublic Information.

         (a) Officer hereby acknowledges that, in connection with his employment with the Company, he has received, and will continue to receive, various information regarding the Company and its business, operations and affairs. All such information, to the extent not publicly available other than as a result of a disclosure by Officer in violation of this Agreement, is referred to herein as the "Nonpublic Information."

         (b) Officer hereby agrees that, from and after the date hereof and continuing until three (3) years following a Termination of Employment, he will keep all Nonpublic Information confidential and will not, without the prior written consent of the Board or the Chief Executive Officer, disclose any Nonpublic Information in any manner whatsoever or use any Nonpublic Information other than in connection with the performance of his services to the Company hereunder; provided, however, that the provisions of this subsection shall not prevent Officer from (1) disclosing any Nonpublic Information to any other employee of the Company or to any representative or agent of the Company (such as an independent accountant, engineer, attorney or financial advisor) when such disclosure is reasonably necessary or appropriate (in Officer's judgment) in connection with the performance by Officer of his duties and responsibilities hereunder or (2) disclosing any Nonpublic Information as required by applicable law, rule, regulation or legal process (but only after compliance with the provisions of subsection (c) of this Section).

         (c) If Officer is requested pursuant to, or required by, applicable law, rule, regulation or legal process to disclose any Nonpublic Information, Officer will notify Parent promptly so that the Company may seek a protective order or other appropriate remedy or, in the Company's sole discretion, waive compliance with the terms of this Section, and Officer will fully cooperate in any attempt by the Company to obtain any such protective order or other remedy. If no such protective order or other remedy is obtained, or the Company waives compliance with the terms of this Section, Officer will furnish or disclose only that portion of the Nonpublic Information as is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Nonpublic Information that is so disclosed.

     7.  Miscellaneous Provisions.

         (a) Mitigation. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Officer as the result of employment by another employer after the date of any Termination of Employment or otherwise.

         (b) Interest. Until paid, all past due amounts required to be paid by the Company to Officer under any provision of this Agreement shall bear interest at the highest non-usurious rate permitted by applicable federal, state or local law.

         (c) Equitable Relief Available. Officer acknowledges that remedies at law may be inadequate to protect the Company against any actual or threatened breach of the provisions of Section 6 by Officer. Accordingly, without prejudice to any other rights or remedies otherwise available to the Company, Officer agrees that the Company shall have the right to equitable and injunctive relief to prevent any breach of the provisions of Section 6, as well as to such damages or other relief as may be available to the Company by reason of any such breach as does occur.

         (d) Breach Not a Defense. The representations and covenants on the part of Officer contained in Section 6 shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Officer against the Company or any officer, director, stockholder or representative of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants on the part of Officer contained in Section 6.

         (e) Notices. Any notice or other communication called for by the terms of this Agreement shall be in writing and either delivered personally or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received at the following addresses (or at such other address for a party as shall be specified by like notice):

             (1) If to Parent or the Company, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039, Attention: General Counsel.

             (2) If to Officer, the address of Officer set forth below Officer's signature on the signature page of this Agreement, and marked "Confidential."

         (f) Assumption by Successor of Parent. Parent shall require any successor (whether direct or indirect) to all or substantially all of the business or assets of Parent (whether by purchase of securities, merger, consolidation, sale of assets or otherwise), by a written agreement in form and substance satisfactory to Officer, to expressly assume and agree to perform the obligations to be performed by Parent or the Company under this Agreement in the same manner and to the same extent that Parent or the Company would be required to perform if no such succession had taken place.

         (g)  Assignment

             (1) Except pursuant to an assumption by a successor described in subsection (f) of this Section, the rights and obligations of the Company pursuant to this Agreement may not be assigned, in whole or in part, by the Company to any other person or entity without the express written consent of Officer.

             (2) The rights and obligations of Officer pursuant to this Agreement may not be assigned, in whole or in part, by Officer to any other person or entity without the express written consent of the Board.

         (h) Successors. This Agreement shall be binding on, and shall inure to the benefit of, the Company, Officer and their respective successors, permitted assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.

         (i) Amendment and Waivers. Except as hereinafter provided, no provision of this Agreement may be amended or otherwise modified, and no right of any party to this Agreement may be waived, unless such amendment, modification or waiver is agreed to in a written instrument signed by Officer and Parent (and any dated and signed Schedule A, as described in subsection (o) of this Section, shall constitute such an instrument). Beginning on the fifth anniversary of the date hereof, unless a Change of Control shall have occurred or be pending or contemplated, Parent may amend, modify, or waive any provision of, or terminate, this Agreement upon sixty (60) days notice without the consent of Officer; provided that any such amendment, modification, waiver or termination shall be made to all severance agreements of Parent covering all officers of Parent similarly situated to Officer. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         (j) Complete Agreement. The provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         (k) Governing Law. THIS AGREEMENT IS BEING MADE AND EXECUTED IN, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF TEXAS AND SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.

         (l) Attorney Fees. All legal fees and other costs incurred by Officer in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by the Company to Officer, if such dispute or controversy is resolved in favor of Officer. The Company shall be responsible for, and shall pay, all legal fees and other costs incurred by the Company in connection with the resolution of any dispute or controversy under or in connection with this Agreement, regardless of whether such dispute or controversy is resolved in favor of the Company or Officer.

         (m) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

         (n) Construction. The captions of the Sections, subsections and paragraphs of this Agreement have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement. Unless otherwise specified, references in this Agreement to a "Section," "subsection," "paragraph," "subparagraph" or "Schedule" shall be considered to be references to the appropriate Section, subsection, paragraph, subparagraph or Schedule, respectively, of this Agreement. Unless the context otherwise requires, all words used in this Agreement in any gender shall include the masculine, feminine and neuter gender, all singular words shall include the plural and all plural words shall include the singular. As used in this Agreement, the term "including' shall mean "including, but not limited to."

         (o) Schedule A. Schedule A may be replaced at any time and from time to time to reflect a change in the Base Salary; provided, however, that no Schedule A attached hereto shall be effective unless it contains a date and bears a signature of approval on behalf of Officer and a signature of approval on behalf of Parent; and provided further, however, that if at any time two or more dated and signed copies of Schedule A conflict with each other, the later dated of such copies shall control.

         (p) Validity and Severability. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, (1) such term or provision shall be fully severable, (2) this Agreement shall be construed and enforced as if such term or provision had never comprised a part of this Agreement and (3) the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement, a term or provision as similar to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable.

         (q) Execution by Parent. The execution of this Agreement by Parent shall constitute an acceptance of, and an agreement to be bound by, the terms and provisions of this Agreement by Parent and each of its direct and indirect wholly-owned subsidiaries, and Parent hereby agrees to cause each of its direct and indirect wholly-owned subsidiaries, now and in the future, to fully comply with all obligations applicable to the Company pursuant to the terms of this Agreement.

         (r) Effect on Other Rights. Parker & Parsley Petroleum Company, a Delaware corporation ("PPPC"), and Officer have previously entered into that certain Severance Agreement effective January 1, 1996 (the "Original Severance Agreement"). Effective as of the date hereof, PPPC has merged with and into MESA Operating Co., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), with Merger Sub being the surviving entity of such merger (the "Merger"). Parent hereby expressly assumes and agrees to perform PPPC's obligations under Section 5(e) of the Original Severance Agreement in the same manner and to the same extent that PPPC would be required to perform such obligations, and Officer hereby acknowledges that the form and substance of such assumption is satisfactory to Officer. Each of Parent and Officer hereby acknowledges, covenants and agrees that (i) the Merger constitutes a "Change in Control" (as such term is defined in the Original Severance Agreement), (ii) the terms and provisions of this Agreement are not intended to, shall not, and shall not be deemed to, supersede, limit or in any way affect any of Officer's rights under Section 5(e) of the Original Severance Agreement to receive certain payments as a result of a termination of Officer's employment with PPPC occurring within one year after consummation of the Merger (a "MESA Merger Termination"), and (iii) other than as set forth in Section 5(e) of the Original Severance Agreement, Officer shall not be entitled to receive any payment under this Agreement as a result of a MESA Merger Termination. Parent and Officer hereby agree that, except for the rights, duties and obligations of Parent and Officer arising as a result of a MESA Merger Termination as set forth in Section 5(e) of the Original Severance Agreement, the Original Severance Agreement is hereby completely and irrevocably terminated in all respects effective as of the date hereof, and all terms and provisions of the Original Severance Agreement other than Section 5(e) as such section relates to the MESA Merger Termination are replaced and superseded in all respects by the terms and provisions of this Agreement.







                            (SIGNATURE PAGE ATTACHED)

     In witness whereof, the parties have executed this Agreement effective as of the date first written above.


                        PIONEER NATURAL RESOURCES COMPANY



                        By:    /s/ Mark L. Withrow
                            -----------------------------------
                        Name:  Mark L. Withrow
                        Title: Executive Vice President



                        OFFICER:


                         /s/ Larry N. Paulsen
                        ---------------------------------------
                        Larry N. Paulsen

                        Address:

                        ---------------------------------------

                        ---------------------------------------

                 CONSENT OF PIONEER NATURAL RESOURCES USA, INC.

     Pioneer Natural Resources USA, Inc., a Delaware corporation formerly named MESA Operating Co. into which Parker & Parsley Petroleum Company was merged, hereby consents to the partial termination, replacement and supersession of the Original Severance Agreement (as defined in Section 7(r) of the foregoing Severance Agreement) to the extent provided in Section 7(r) of the foregoing Severance Agreement.



                             PIONEER NATURAL RESOURCES USA, INC.


                             By:    /s/ Mark L. Withrow
                                 -------------------------------------
                             Name:  Mark L. Withrow
                             Title: Executive Vice President

                                   Schedule A

                     Attached to Severance Agreement between

                      Pioneer Natural Resources Company and
                                Larry N. Paulsen




BASE Salary:

         Effective Date                                     Amount

         January 1, 2005                                    $241,000.00





















Dated and Approved as of _______________:

PIONEER NATURAL RESOURCES COMPANY               OFFICER:


By:      /s/ Scott D. Sheffield                 /s/ Larry N. Paulsen
     ---------------------------------------    -----------------------------
Name:   Scott D. Sheffield                      Larry N. Paulsen
Title:  Chief Executive Officer and Chairman

                                   Schedule B

                            GENERAL RELEASE AGREEMENT


NOTICE: Various state and federal laws and regulations prohibit employment discrimination based on age, race, color, religion, sex, national origin, disability, citizenship, and membership or application for membership in a uniformed service. These laws are enforced through the Equal Employment Opportunity Commission, U.S. Department of Labor, Texas Commission on Human Rights, and other federal and state agencies. You are advised to discuss this release with your attorney. In any event, you should thoroughly review and understand the effect of this document before signing it. Therefore, please take this General Release Agreement home and carefully consider it for at least five days before signing it. In accordance with the requirements of the Older Workers Benefit Protection Act, you are allowed at least 45 days from the date of your receipt of this document and the accompanying explanatory letter to consider the offer made to you and to return an executed copy of this form to the Vice President Administration. Additionally, after you have executed this form, you have seven days to reconsider and revoke your agreement.

GENERAL RELEASE: In consideration of my acceptance of the payments and benefits offered to me under Section 5(d)(2)(c) of the Severance Agreement, I hereby release and discharge Pioneer Natural Resources Company and its subsidiaries and affiliates (the "Company"), and the officers, directors, employees, agents, successors, and assigns of such entities (collectively the "Released Parties") from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I have or claim against them as a result of the termination of my employment, including but not limited to claims arising under federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act, or claims growing out of any legal restrictions, contractual or otherwise, on the Company's right to terminate the employment of its employees, and I do hereby agree not to file a lawsuit to assert such claims. I further acknowledge and agree that by accepting the Severance Agreement benefits, I have given up my right to file any complaint, lawsuit, or other legal action against any of the Released Parties growing out of, connected with, or relating in any way to my employment or the termination of my employment with the Company. Further in consideration of the payments and benefits offered to me under the Severance Agreement, I acknowledge and agree that the Released Parties may recover from me any loss, including attorney's fees and costs of defending against any claim brought by me, that they may suffer arising out of my breach of this General Release Agreement

     I understand that this General Release Agreement is final and binding, and I agree not to challenge its enforceability. If I do challenge the enforceability of this General Release Agreement, I agree initially to tender to the Company all money received pursuant to the Severance Agreement, and invite the Company to retain such money and agree with me to cancel this General Release Agreement. In the event the Company accepts this offer, the Company shall retain such money and this General Release Agreement will be void. In the event the Company does not accept such offer, the Company shall so notify me, and shall place such money in an interest-bearing escrow account pending the resolution of any dispute as to whether this General Release Agreement shall be set aside and/or otherwise be rendered unenforceable.

     I acknowledge and agree that the Company has no legal obligation to provide the payment under Section 5(d)(2)(c) of the Severance Agreement offered to me, and my acceptance of the obligations and attendant additional payment as described therein constitutes my agreement to all terms and conditions set forth in this General Release Agreement, and are in consideration of the promises and undertakings of the Company pursuant to the Severance Agreement. I further acknowledge and agree that for unemployment compensation purposes, the payments I receive under the Severance Agreement shall be considered additional wages in lieu of notice; and that, accordingly, I may be ineligible to receive unemployment compensation benefits for an equivalent period of time.

     This General Release Agreement does not have any effect on any claim I may have against the Released Parties unrelated to the termination of my employment or with respect to any rights or claims that may arise after the date this General Release Agreement is executed.

     I have carefully read and fully understand all of the provisions of this General Release. I further acknowledge that entering into this General Release Agreement is knowing and voluntary on my part, that I have had a reasonable time to deliberate regarding its terms, and that I have had the right to consult with an attorney if I so desired.

     I acknowledge that I initially executed a General Release Agreement, containing the same terms and conditions as this General Release Agreement, more than seven days prior to the date appearing below and placed the General Release Agreement in the mail addressed to the Company. I further acknowledge that I have had at least seven days since the date of execution of the originally executed General Release Agreement in which to reconsider and revoke my agreement to the terms and conditions set forth in this General Release Agreement.


Date signed:
              -----------------          ------------------------------------
                                         Signature of Officer

Date signed:
              -----------------          ------------------------------------
                                         Signature of Officer